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                                TERMS AGREEMENT
            CLASS A 6.73% ASSET BACKED CERTIFICATES, SERIES 1996-4



                                          June 12, 1996



Chase Securities Inc.,
 as Representative of the Underwriters
 set forth on Schedule I hereto
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

          In connection with the issuance of the Asset Backed Certificates, Series 1996-3 (the "Offered Series") of the Chase Manhattan Credit Card Master Trust, we propose to issue and to sell to you and the other underwriters named on Schedule I hereto $957,220,000 aggregate amount of the Class A 6.73% Asset Backed Certificates (the "Class A Certificates"), which constitute a part of the Offered Series.

          All the provisions contained in the Chase Manhattan Credit Card Master Trust Underwriting Agreement Standard Terms (June 12, 1996) (the "Standard Terms") are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. The terms of the Offered Series are set forth in the Registration Statement or Registration Statements and the Prospectus referred to in the Standard Terms, as supplemented by a prospectus supplement dated June 12, 1996 (the "Prospectus Supplement"), the form of which has been supplied by you. Such Prospectus Supplement sets forth the manner in which we will offer the Offered Series. The Offered Series will be issued pursuant to the Pooling and Servicing Agreement referred to in such Prospectus Supplement.

          Subject to the terms and conditions set forth herein or incorporated by reference herein, the Company hereby agrees to sell and we hereby agree to purchase the Class A Certificates at 99.759375 % of their aggregate amount, plus accrued interest, if any, from June 19, 1996 to the date of payment and delivery. Payment for such Offered Series will be due upon delivery thereof at the offices of Orrick Herrington & Sutcliffe at 666 Fifth Avenue at 10:00 a.m.
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(New York time) on June 19, 1996, or at such other time not later than five business days thereafter as shall be designated by us.

          Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below and by returning the signed copy to us.

                                    Very truly yours,

                                    THE CHASE MANHATTAN BANK (USA),
                                     as Seller

                                           /S/ Keith Schuck
                                    By: ___________________________________
                                        Title: Vice President

The foregoing Agreement is hereby
confirmed and accepted as of
the date first above written.

CHASE SECURITIES INC.,
 as Representative of the Underwriters
 set forth on Schedule I hereto.

       David A. Howard, Jr.
By: ________________________________
Title: Managing Director

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                                   SCHEDULE I

                             Chase Securities Inc.
                            Bear, Stearns & Co. Inc.
                       First Union Capital Markets, Inc.
               Merrill Lynch, Pierce, Fenner & Smith Incorporated
                              Salomon Brothers Inc

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